Exhibit 99.1

News Release Contact: Michael A. Kuglin Chief Financial Officer & Chief Accounting Officer P.O. Box 206, Whippany, NJ 07981-0206 Phone: 973-503-9252

FOR IMMEDIATE RELEASE

Suburban Propane Partners, L.P.

Announces Full Year and Fourth Quarter Results

Whippany, New Jersey, November 9, 2023 -- Suburban Propane Partners, L.P. (NYSE:SPH), today announced earnings for its full year and fourth quarter ended September 30, 2023.

Fiscal Year 2023 Results

Fiscal 2023 included 53 weeks of operations compared to 52 weeks reported in the prior year.

Net income for fiscal 2023 was $123.8 million, or $1.94 per Common Unit, compared to $139.7 million, or $2.21 per Common Unit, in fiscal 2022.

Adjusted earnings before interest, taxes, depreciation and amortization (Adjusted EBITDA, as defined and reconciled below) was $275.0 million for fiscal 2023, compared to $291.0 million in the prior year.

In announcing these results, President and Chief Executive Officer Michael A. Stivala said, “Fiscal year 2023 was another year of strong performance in the face of a challenging weather pattern and a persistent inflationary environment, and we made significant advancements in our long-term strategic growth initiatives with the expansion of our renewable natural gas (“RNG”) business. Despite an unseasonably warm winter, particularly in our East coast and Midwest operating territories, which reduced heat-related demand in the critical heating months, our operating personnel remained focused on the things they can control – safely delivering outstanding service when our customers needed us most, effectively managing selling prices in a volatile commodity price environment and controlling expenses. In addition, we continued to do an excellent job executing on our customer base growth and retention initiatives, acquired a well-run propane business in a strategic market in the upper Northwest region, and continued to foster our greenfield market expansion efforts in several locations throughout the country – all in support of the growth of our core propane business.”

Mr. Stivala continued, “Through our wholly owned subsidiary, Suburban Renewable Energy, we made strategic investments in the buildout of our renewable energy platform; including the acquisition of large-scale RNG production facilities, advancing the engineering and construction of a new anaerobic digester facility for RNG production in upstate New York, and making additional investments in our non-controlled affiliate, Oberon Fuels, to advance their efforts to commercialize ultra-low carbon renewable fuels. Once capital is deployed for gas upgrading equipment at our Columbus, Ohio RNG facility, and construction is complete at the facility in upstate New York, our RNG platform is expected to produce a run rate capacity of approximately 850,000 MMBtus per year starting in fiscal 2025. And despite deploying nearly $230.0 million on investments to support our strategic growth initiatives and capital expansion in our RNG platform in fiscal 2023, our total debt increased $123.0 million compared to where we ended fiscal 2022, as we were able to utilize excess cash flows to manage our overall leverage profile and support growth in our renewable energy platform.”

Concluding his remarks, Mr. Stivala stated, “Our long-term growth plan is to continue to foster the growth of our core propane business, while making strategic investments in the energy transition to lower carbon renewable energy alternatives. As society transitions, Suburban Propane is leveraging our 95-year legacy of an unwavering commitment to safety and excellence in customer service, and our reputation as a trusted distributor of energy to local communities in order to position the business for long-term growth and sustainability in a lower carbon economy.”

Retail propane gallons sold in fiscal 2023 of 396.4 million gallons decreased 1.2% compared to the prior year, primarily due to unseasonably warm and inconsistent temperatures throughout the heating season, including near record warm temperatures during January and February, which are the two most critical months for heat-related demand. Average temperatures (as measured by heating degree days) across all of the Partnership’s service territories for fiscal 2023 were 8% warmer than normal and 2% cooler than the prior year. However, for the months of January and February, average temperatures were 16% warmer than normal and 11% warmer than the same period last year.

Average propane prices (basis Mont Belvieu, Texas) for fiscal 2023 decreased 38.9% compared to the prior year. Total gross margins of $839.0 million in fiscal 2023 increased $49.7 million, or 6.3%, compared to the prior year. Gross margins included a $3.7 million unrealized loss attributable to the mark-to-market adjustment for derivative instruments used in risk management activities in fiscal 2023, compared to a $27.9 million unrealized loss in the prior year. These non-cash adjustments, which were reported in cost of products sold, were excluded from Adjusted EBITDA for both periods. Excluding the impact of the unrealized mark-to-market adjustments, gross margin for fiscal 2023 increased $25.4 million, or 3.1%, compared to the prior year, primarily due to higher propane unit margins and margin contribution from the RNG assets acquired in December 2022, offset to an extent by lower propane volumes sold. Excluding the impact of the unrealized mark-to-market adjustments, propane unit margins for fiscal 2023 increased $0.04 per gallon, or 2.0%, compared to the prior year.

Combined operating and general and administrative expenses of $569.6 million for fiscal 2023 increased 8.7% compared to the prior year, primarily due to higher payroll and benefit-related expenses, higher vehicle lease and operating costs, operating and acquisition-related costs associated with the RNG assets acquired in December 2022, as well as other inflationary effects on the Partnership’s operating costs. Acquisition-related costs of $4.7 million during fiscal 2023 were reported within general and administrative expenses, and were excluded from Adjusted EBITDA.

On December 28, 2022, the Partnership’s wholly owned subsidiary, Suburban Renewable Energy, LLC, acquired a platform of RNG producing assets from Equilibrium Capital Group (“Equilibrium”), a leading sustainability-driven asset management firm. The purchase price of $190.0 million for two operating facilities, along with transaction fees and expenses, was funded with borrowings of approximately $113.7 million under the revolving credit facility, and the assumption of $80.6 million of outstanding green bonds.

As a result of the net borrowings to fund the RNG acquisition, reduced in large part by the use of excess cash flow from operating activities, the Partnership’s Consolidated Leverage Ratio, as defined in the Partnership’s credit agreement, measured 4.28x for the fiscal year ended September 30, 2023.

Fourth Quarter 2023 Results

Consistent with the seasonal nature of the propane business, the Partnership typically reports a net loss for its fiscal fourth quarter. The fourth quarter of fiscal 2023 included 14 weeks of operations, compared to 13 weeks in the prior year fourth quarter. Net loss for the fourth quarter of fiscal 2023 was $20.9 million, or $0.33 per Common Unit, compared to a net loss of $54.2 million, or $0.86 per Common Unit, in fiscal 2022. Net loss for the fourth quarter of fiscal 2023 included a $17.5 million unrealized gain attributable to the mark-to-market adjustment for derivative instruments used in risk management activities, compared to a $26.5 million unrealized loss in the prior year. As noted above, these non-cash adjustments, which were reported in cost of products sold, were excluded from Adjusted EBITDA for both periods. Adjusted EBITDA for the fourth quarter of fiscal 2023 was $3.0 million, compared to $2.8 million in the fourth quarter of fiscal 2022. Retail propane gallons sold of 65.0 million gallons for the fourth quarter of fiscal 2023 increased 5.9% compared to the prior year fourth quarter.

As previously announced on October 26, 2023, the Partnership’s Board of Supervisors declared a quarterly distribution of $0.325 per Common Unit for the three months ended September 30, 2023. On an annualized basis, this distribution rate equates to $1.30 per Common Unit. The distribution is payable on November 14, 2023 to Common Unitholders of record as of November 7, 2023.

About Suburban Propane Partners, L.P.

Suburban Propane Partners, L.P. (“Suburban Propane”) is a publicly traded master limited partnership listed on the New York Stock Exchange. Headquartered in Whippany, New Jersey, Suburban Propane has been in the customer service business since 1928 and is a nationwide distributor of propane, renewable propane, renewable natural gas (“RNG”), fuel oil and related products and services, as well as a marketer of natural gas and electricity and producer of and investor in low carbon fuel alternatives, servicing the energy needs of approximately 1 million residential, commercial, governmental, industrial and agricultural customers through approximately 700 locations across 42 states. Suburban Propane is supported by three core pillars: (1) Suburban Commitment – showcasing Suburban Propane’s 95-year legacy, and ongoing commitment to the highest standards for dependability, flexibility, and reliability that underscores Suburban Propane’s commitment to excellence in customer service; (2) SuburbanCares– highlighting continued dedication to giving back to local communities across Suburban Propane’s national footprint; and (3) Go Green with Suburban Propane – promoting the clean burning and versatile nature of propane and renewable propane as a bridge to a green energy future and investing in the next generation of innovative, renewable energy alternatives. For additional information on Suburban Propane, please visit www.suburbanpropane.com.

Forward-Looking Statements

This press release contains certain forward-looking statements relating to future business expectations and financial condition and results of operations of the Partnership, based on management’s current good faith expectations and beliefs concerning future developments. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those discussed or implied in such forward-looking statements, including the following:

•
The impact of weather conditions on the demand for propane, fuel oil and other refined fuels, natural gas, renewable natural gas (“RNG”) and electricity;
•
Volatility in the unit cost of propane, renewable propane, fuel oil and other refined fuels, natural gas, RNG and electricity, the impact of the Partnership’s hedging and risk management activities, and the adverse impact of price increases on volumes sold as a result of customer conservation;
•
The ability of the Partnership to compete with other suppliers of propane, renewable propane, fuel oil, RNG and other energy sources;
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The impact on the price and supply of propane, fuel oil and other refined fuels from the political, military or economic instability of the oil producing nations, including Russian military action in Ukraine, global terrorism and other general economic conditions, including the economic instability resulting from natural disasters;
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The ability of the Partnership to acquire and maintain sufficient volumes of, and the costs to the Partnership of acquiring, reliably transporting and storing, propane, renewable propane, fuel oil and other refined fuels;
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The ability of the Partnership to attract and retain employees and key personnel to support the growth of our business;
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The ability of the Partnership to retain customers or acquire new customers;
•
The impact of customer conservation, energy efficiency and technology advances on the demand for propane, fuel oil and other refined fuels, natural gas, RNG and electricity;
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The ability of management to continue to control expenses and manage inflationary increases in fuel, labor and other operating costs;
•
Risks related to the Partnership’s renewable fuel projects, including the willingness of customers to purchase fuels generated by the projects, the permitting, financing, construction, development and operation of supporting facilities, the Partnership’s ability to generate a sufficient return on its renewable fuel projects, the Partnership’s dependence on third-party partners to help manage and operate renewable fuel investment projects, and increased regulation and dependence on government funding for commercial viability of renewable fuel investment projects;
•
The generation and monetization of environmental attributes produced by the Partnership’s renewable fuel projects, changes to legislation and/or regulations concerning the generation and monetization of environmental attributes and any pricing volatility in the open markets where environmental attributes are traded;

•
The impact of changes in applicable statutes and government regulations, or their interpretations, including those relating to the environment and climate change, human health and safety laws and regulations, derivative instruments, the sale or marketing of propane and renewable propane, fuel oil and other refined fuels, natural gas and electricity and other regulatory developments that could impose costs and liabilities on the Partnership’s business;
•
The impact of changes in tax laws that could adversely affect the tax treatment of the Partnership for income tax purposes;
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The impact of legal risks and proceedings on the Partnership’s business;
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The impact of operating hazards that could adversely affect the Partnership’s operating results to the extent not covered by insurance;
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The Partnership’s ability to make strategic acquisitions, successfully integrate them and realize the expected benefits of those acquisitions;
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The ability of the Partnership and any third-party service providers on which it may rely for support or services to continue to combat cybersecurity threats to their respective and shared networks and information technology;
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The impact of current conditions in the global capital, credit and environmental attribute markets, and general economic pressures; and
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Other risks referenced from time to time in filings with the Securities and Exchange Commission (“SEC”) and those factors listed or incorporated by reference into the Partnership’s most recent Annual Report under “Risk Factors.”

Some of these risks and uncertainties are discussed in more detail in the Partnership’s Annual Report on Form 10-K for its fiscal year ended September 24, 2022 and other periodic reports filed with the SEC. Readers are cautioned not to place undue reliance on forward-looking statements, which reflect management’s view only as of the date made. The Partnership undertakes no obligation to update any forward-looking statement, except as otherwise required by law.

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Suburban Propane Partners, L.P. and Subsidiaries

Consolidated Statements of Operations

For the Three and Twelve Months Ended September 30, 2023 and September 24, 2022

(in thousands, except per unit amounts)

(unaudited)

	Three Months Ended		Twelve Months Ended
	September 30, 2023	September 24, 2022	September 30, 2023	September 24, 2022
Revenues
Propane	$191,160	$204,984	$1,232,138	$1,313,556
Fuel oil and refined fuels	9,774	11,416	92,127	95,157
Natural gas and electricity	5,688	8,346	31,160	39,511
All other	19,973	12,885	73,769	53,241
	226,595	237,631	1,429,194	1,501,465

Costs and expenses
Cost of products sold	65,424	135,824	590,131	712,123
Operating	118,260	108,182	478,058	442,411
General and administrative	21,720	16,794	91,574	81,756
Depreciation and amortization	17,202	14,492	62,582	58,848
	222,606	275,292	1,222,345	1,295,138

Operating income (loss)	3,989	(37,661)	206,849	206,327
Interest expense, net	18,795	15,101	73,393	60,658
Other, net	5,805	1,137	9,036	5,532

(Loss) income before provision for income taxes	(20,611)	(53,899)	124,420	140,137
Provision for income taxes	247	258	668	429

Net (loss) income	$(20,858)	$(54,157)	$123,752	$139,708

Net (loss) income per Common Unit - basic	$(0.33)	$(0.86)	$1.94	$2.21
Weighted average number of Common Units outstanding - basic	63,920	63,282	63,835	63,212

Net (loss) income per Common Unit - diluted	$(0.33)	$(0.86)	$1.92	$2.18
Weighted average number of Common Units outstanding - diluted	63,920	63,282	64,441	64,018

Supplemental Information:
EBITDA (a)	$15,386	$(24,306)	$260,395	$259,643
Adjusted EBITDA (a)	$3,002	$2,799	$275,025	$291,026
Retail gallons sold:
Propane	65,006	61,368	396,393	401,322
Refined fuels	2,444	2,289	19,103	22,767
Capital expenditures:
Maintenance	$3,687	$4,599	$19,755	$20,058
Growth	$7,876	$6,449	$25,194	$24,294

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(a) EBITDA represents net income before deducting interest expense, income taxes, depreciation and amortization. Adjusted EBITDA represents EBITDA excluding the unrealized net gain or loss on mark-to-market activity for derivative instruments and other items, as applicable, as provided in the table below. Our management uses EBITDA and Adjusted EBITDA as supplemental measures of operating performance and we are including them because we believe that they provide our investors and industry analysts with additional information that we determined is useful to evaluate our operating results.

EBITDA and Adjusted EBITDA are not recognized terms under accounting principles generally accepted in the United States of America (“US GAAP”) and should not be considered as an alternative to net income or net cash provided by operating activities determined in accordance with US GAAP. Because EBITDA and Adjusted EBITDA as determined by us excludes some, but not all, items that affect net income, they may not be comparable to EBITDA and Adjusted EBITDA or similarly titled measures used by other companies.

The following table sets forth our calculations of EBITDA and Adjusted EBITDA:

	Three Months Ended		Twelve Months Ended
	September 30, 2023	September 24, 2022	September 30, 2023	September 24, 2022
Net (loss) income	$(20,858)	$(54,157)	$123,752	$139,708
Add:
Provision for income taxes	247	258	668	429
Interest expense, net	18,795	15,101	73,393	60,658
Depreciation and amortization	17,202	14,492	62,582	58,848
EBITDA	15,386	(24,306)	260,395	259,643
Unrealized non-cash (gains) losses on changes in fair value of derivatives	(17,496)	26,487	3,671	27,929
Pension settlement charge	—	206	—	840
Equity in earnings of unconsolidated affiliates	5,112	412	6,264	2,614
Acquisition-related costs	—	—	4,695	—
Adjusted EBITDA	$3,002	$2,799	$275,025	$291,026

We also reference gross margins, computed as revenues less cost of products sold as those amounts are reported on the consolidated financial statements. Our management uses gross margin as a supplemental measure of operating performance and we are including it as we believe that it provides our investors and industry analysts with additional information that we determined is useful to evaluate our operating results. As cost of products sold does not include depreciation and amortization expense, the gross margin we reference is considered a non-GAAP financial measure.

The unaudited financial information included in this document is intended only as a summary provided for your convenience, and should be read in conjunction with the complete consolidated financial statements of the Partnership (including the Notes thereto, which set forth important information) contained in its Annual Report on Form 10-K to be filed by the Partnership with the SEC. Such report, once filed, will be available on the public EDGAR electronic filing system maintained by the SEC.